Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 26, 2011 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the fourth quarter and year ended December 31, 2010. Highlights for the fourth quarter included the following:

•	Freight revenue of $136.6 million, an increase of 0.6% compared with the fourth quarter of 2009;
•	Operating income of $6.0 million and an operating ratio of 95.6%, compared with an operating loss of $0.8 million and an operating ratio of 100.6% in the fourth quarter of 2009;
•	Net income of $0.7 million, or $0.05 per share, compared with a net loss of $2.7 million, or ($0.19) per share in the fourth quarter of 2009.

Financial and Operating Results
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “I am pleased to report a profitable fourth quarter and full year for 2010.  This performance marks the mid-point of a dramatic turnaround in Covenant's performance over the past several years.  I use the word midpoint to emphasize that much work remains to be done to achieve acceptable margins and returns on our investment.  Nevertheless, I would like to thank our customers, our drivers, the rest of our personnel, and the suppliers who have assisted and encouraged our efforts.  We intend to continue our intense focus on profitability to ensure that Covenant remains strong for all stakeholders.

“For the fourth quarter of 2010, total revenue increased 3.9%, to $163.9 million from $157.8 million in the same quarter of 2009.  Freight revenue, which for these purposes excludes fuel surcharges, increased 0.6%, to $136.6 million in the 2010 quarter from $135.8 million in the 2009 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  The Company reported net income of $0.7 million, or $0.05 per share, in the fourth quarter of 2010 compared to a net loss of $2.7 million, or ($0.19) per share, for the fourth quarter of 2009.

“For the year ended December 31, 2010, total revenue increased 10.4%, to $649.7 million from $588.7 million for 2009.  Freight revenue increased 5.0%, to $546.3 million in 2010 from $520.5 million in 2009.  The Company reported net income of $3.3 million, or $0.23 per share, for 2010 compared to a net loss, including impairment charges, of $25.0 million, or ($1.77) per share in 2009. On a non-GAAP basis, without impairment charges, the Company’s net loss would have been $13.5 million, or ($0.96) per basic and diluted share for 2009.  Reflecting on the year, we must recognize our team’s diligence in improving our operating and financial results by $1.19 per share, excluding the impairment charge in 2009. We continue to make decisions and take steps to position the Company for the long-term results that we desire and our stakeholders expect.”

Management Discussion—Asset Based Operations
Mr. Parker continued, “For the quarter, total revenue in our asset-based operations increased $9.6 million, or 6.6%, compared with the fourth quarter of 2009.  Of this increase, $5.3 million related to higher fuel surcharge revenue. The remaining $4.3 million related to a 3.0% increase in average freight revenue per tractor per week and a minor 14 truck (or 0.5%) increase in our average tractor fleet.   Average freight revenue per tractor per week improved to $3,113 during the 2010 quarter from $3,023 during the 2009 quarter due to an improved rate environment, partially offset by an approximately 2.1% decrease in miles per tractor. Our average freight revenue per total mile increased 6.6 cents per mile (or 5.2%) compared with the fourth quarter of 2009, which was especially favorable given a 6.3% increase in our average length of haul from 846 miles to 899 miles. Sequentially, our average freight revenue per total mile increased 1.1 cents per mile (or 0.8%) compared with the third quarter of 2010.  We were able to reduce our non-revenue miles by more than 30 basis points as compared to the fourth quarter of 2009 as we further tightened acceptable lanes within our freight network during the quarter.

“Our focus on cost control and efficiency continued to provide positive results in certain controllable cost items. Our asset-based operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) improved approximately 530 basis points to 95.7%.

“Fixed costs decreased for the quarter. During the quarter, our capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) decreased by more than $3.4 million. This was assisted by a reduction of our leased trailers from our fleet related to operational efficiency, improved terms on a large portion of our remaining dry van trailers under a revised lease agreement, as well as an improving market for used tractors in fourth quarter of 2010 that contributed $1.3 million of gain on disposition of property and equipment. In addition, we obtained a full quarter benefit from reductions in the interest rate grids on our revolving credit facility effective August 1, 2010. We continued to effectively manage overhead costs related to several reduced general expense items.

“We experienced higher salaries, wages and related expenses compared to the third quarter of 2010 on a cost per mile basis.  Driver wages increased as various incentive pay items were improved. Non-driver pay increased as a result of corporate bonus accruals earned based on achievement of bonus targets. Health insurance costs increased as a result of increased claims expense.

“Fuel prices as measured by the Department of Energy averaged approximately $0.41/gallon (or 15%) higher in the fourth quarter of 2010 compared with the 2009 quarter and approximately $0.21/gallon (or 7%) sequentially higher than the third quarter of 2010. The fuel cost savings initiatives implemented throughout 2010 balanced the higher prices at the pump so that our per mile cost of fuel, net of fuel surcharge revenue, was approximately even with the fourth quarter of 2009. However, the higher prices and the negative effect that escalating fuel prices has on fuel surcharge recovery from customers resulted in a sequential 1.0 cent per company mile increase in our per mile cost of fuel, net of fuel surcharge revenue compared with the third quarter of 2010.

“Insurance and claims per mile cost increased to 10.2 cents per mile in the fourth quarter of 2010 from 9.3 cents per mile in the fourth quarter of 2009. The increase primarily related to an increase in physical damage expense related to accelerating the disposal or trade-in of tractors and leased trailers during the quarter. These repairs are minor in nature but are required to obtain full value upon disposal or trade-in.”

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s freight brokerage subsidiary:  “Our brokerage subsidiary improved its profitability over the 2009 quarter. For the quarter, Solutions’ total revenue decreased 27.5%, to $9.1 million from $12.6 million in the same quarter of 2009.  This decrease in revenue related primarily to a decision to eliminate unprofitable freight and agents. Solutions’ net revenue (total revenue less purchased transportation) for the quarter decreased 20.1% compared to the 2009 quarter.  Our gross margins improved as purchased transportation was 80.9% of total revenue in the current quarter, down from 82.7% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue decreased to 13.1% of total revenue in the fourth quarter of 2010 from 14.0% of total revenue in the fourth quarter of 2009, as we continued to improve our overhead costs.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At December 31, 2010, our total balance sheet debt and capital lease obligations, net of cash, were $215.8 million, and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $44.5 million, including the residual value guarantees under those leases.  At December 31, 2010, our stockholders’ equity was $100.7 million, and our tangible book value was $87.9 million, or $6.05 per basic share.  Since the end of 2009, the Company's balance sheet debt and capital lease obligations, net of cash, have increased by $13.0 million, while the present value of financing provided by operating leases has decreased by approximately $28.6 million.  At December 31, 2010, our ratio of net debt to total balance sheet capitalization was 68.2%.

“Our existing annual tractor fleet plan for 2011 includes the purchase and disposal of approximately 850 tractors. With a relatively young average fleet age of 19 months at December 31, 2010, we believe there is significant flexibility to manage our fleet and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements. We had $37.8 million of available borrowing capacity under our revolving credit facility at December 31, 2010. We were in compliance with our financial covenant at December 31, 2010.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers to fund most of our expected tractor purchases in 2011.”

The Company will host a live conference call tomorrow, January 27, 2011, at 10:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code CTG4.  An audio replay will be available for one week following the call at 877-919-4059, access code 63835608. In addition, you will be able to listen to the audio replay for an extended period of time on our investor website, under the icon "Audio Archives". For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctginvestor.com under the icon "News Releases."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to equipment purchases and disposals, our evaluation of our tractor replacement cycle and new tractor purchase requirements, and the availability of sufficient financing for equipment purchases are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact: Richard B. Cribbs, SVP and Chief Financial Officer criric@covenanttransport.com	(423) 463-3331
For copies of Company information contact: Kim Perry, Administrative Assistant perkim@covenanttransport.com	(423) 463-3357

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended Dec 31,			Year Ended Dec 31,
($000s, except per share data)	2010	2009	% Change	2010	2009	% Change
Freight revenue	$136,628	$135,786	0.6%	$546,320	$520,495	5.0%
Fuel surcharge revenue	27,319	21,994		103,429	68,192
Total revenue	$163,947	$157,780	3.9%	$649,749	$588,687	10.4%

Operating expenses
Salaries, wages, and related expenses	54,454	54,356		213,115	216,158
Fuel expense	46,487	41,749		177,239	143,835
Operations and maintenance	9,329	8,558		36,716	35,409
Revenue equipment rentals and
purchased transportation	16,365	19,850		71,474	76,484
Operating taxes and licenses	2,685	3,508		11,090	12,113
Insurance and claims	9,723	9,067		37,982	31,955
Communications and utilities	1,372	1,284		4,974	5,740
General supplies and expenses	4,415	6,279		19,344	23,593
Depreciation and amortization, including gains and losses on disposition of equipment	13,141	13,898		51,807	48,122
Total operating expenses	157,971	158,549		623,741	593,409
Operating income (loss)	5,976	(769)		26,008	(4,722)
Other (income) expenses:
Interest expense	4,183	4,400		16,566	14,184
Interest income	-	(5)		(2)	(144)
Impairment of investment and note receivable	-	(111)		-	11,485
Other	(39)	(65)		(20)	(199)
Other expenses, net	4,144	4,219		16,544	25,326
Income (loss) before income taxes	1,832	(4,988)		9,464	(30,048)
Income tax expense (benefit)	1,142	(2,247)		6,175	(5,018)
Net income (loss)	$690	$(2,741)		$3,289	$(25,030)

Basic earnings (loss) per share	$0.05	$(0.19)		$0.23	$(1.77)
Diluted earnings (loss) per share	$0.05	$(0.19)		$0.23	$(1.77)
Basic weighted average shares outstanding (000s)	14,541	14,190		14,374	14,124
Diluted weighted average shares outstanding (000s)	14,750	14,190		14,505	14,124

	Three Months Ended Dec 31,			Year Ended Dec 31,
	2010	2009	% Change	2010	2009	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$127,518	$123,220	3.5%	$506,862	$473,133	7.1%
Covenant Transport Solutions non-asset based revenues	9,110	12,566	-27.5%	39,458	47,362	-16.7%
Freight revenue	$136,628	$135,786	0.6%	$546,320	$520,495	5.0%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.479	$1.412	4.7%	$1.445	$1.420	1.8%
Average freight revenue per total mile	$1.335	$1.269	5.2%	$1.307	$1.271	2.8%
Average freight revenue per tractor per week	$3,113	$3,023	3.0%	$3,137	$2,920	7.4%
Average miles per tractor per period	30,659	31,308	-2.1%	125,178	119,836	4.5%
Weighted avg. tractors for period	3,117	3,103	0.5%	3,099	3,111	-0.4%
Tractors at end of period	3,087	3,113	-0.8%	3,087	3,113	-0.8%
Trailers at end of period	7,332	8,005	-8.4%	7,332	8,005	-8.4%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	12/31/2010	12/31/2009
Total assets	$432,366	$398,312
Total equity	$100,698	$94,675
Total balance sheet debt, net of cash	$215,798	$202,798
Net Debt to Capitalization Ratio	68.2%	68.2%
Tangible book value per basic share	$6.05	$5.73

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